EXHIBIT 15.1

Letter Re Unaudited Interim Financial Information

November 14, 2005

Cytori Therapeutics, Inc.

3020 Callan Rd

San Diego, CA  92121

Re:  Registration Statement Nos. 333-82074 and 333-122691

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated November 14, 2005 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

KPMG LLP

San Diego, California